February 24, 1997



            ReliaStar, Security-Connecticut sign definitive agreement
                     to merge in deal valued at $488 million

COMBINED COMPANY TO BE 11TH LARGEST STOCK LIFE INSURANCE HOLDING COMPANY

ReliaStar Financial Corp. (NYSE: RLR) and Security-Connecticut Corp. (NYSE: SRC) today announced that they have signed a definitive agreement to combine the two companies by merging Security-Connecticut into ReliaStar in a stock-for-stock transaction valued at $488 million, which includes ReliaStar's assumption of $75 million of Security-Connecticut debt.
     After the merger's close, Security-Connecticut's two subsidiaries -- Security-Connecticut Life Insurance Co. and Lincoln Security Life Insurance Co. -- will become members of the ReliaStar Financial Corp. family of companies.
     On a pro forma basis as of Dec. 31, 1996, the combined company would have:

     * Assets under management of $19.9 billion, compared with $18.1 billion for ReliaStar alone;

     * $241.4 billion of life insurance in force, compared with $190.2 billion for ReliaStar alone.

     Based on the Feb. 21, 1997, closing price of ReliaStar common stock and on a $47 price per share for Security-Connecticut common stock, market capitalization on a pro forma basis for the combined organization would be $2.8 billion, compared with $2.4 billion for ReliaStar alone.
     Based on the pro forma combined total assets at year-end 1996, ReliaStar would become the 11th largest publicly held life insurance holding company in the United States.
     The definitive agreement provides for Security-Connecticut shareholders to receive a fraction of a share of ReliaStar common stock to be calculated by dividing $47 by the average closing price of ReliaStar common stock during a period of 20 trading days ending six business days prior to closing, provided the average closing price of ReliaStar common stock during the 20-day trading period remains between $52.65 and $60.65. (See attachment for additional detail on terms.)
     Based on the closing price of $59.25 for ReliaStar common stock on Friday, Feb. 21, 1997, Security-Connecticut shareholders would receive .7932 of a share of ReliaStar common stock for each share of Security-Connecticut common stock. Assuming the Feb. 21 closing price, ReliaStar would issue approximately seven million additional shares of ReliaStar common stock, and the total value of the transaction would be about $488 million, including $75 million in debt.
     The actual number of shares to be issued in the transaction will be determined at closing based on the average closing price of ReliaStar common stock during a period of 20 trading days ending six business days prior to closing. In addition, ReliaStar will assume $75 million of Security-Connecticut debt in the form of seven-year, 7.125 percent notes.
     Security-Connecticut common stock closed at $37.50 on Friday, Feb. 21, and has a 52-week high and low of $39.875 and $24.875, respectively. In January 1994, the initial public offering price of Security-Connecticut stock was $22 per share.
     ReliaStar said it will recommend that its board of directors approve a buyback of ReliaStar common stock of up to $100 million in conjunction with the transaction. Terms of the agreement also include a breakup provision for the protection of ReliaStar shareholders that would result in a payment of $8 million to ReliaStar under certain circumstances if the transaction is not completed.
     Completion of the merger is subject to normal closing conditions, including approval by Security-Connecticut shareholders and various regulatory approvals. The transaction will be recorded as a purchase under accounting rules. The exchange of shares will be tax-free to Security-Connecticut shareholders. Security-Connecticut will mail proxy statements to solicit shareholder approval during the second quarter. The companies intend to complete the merger within the next 90-120 days.
     "This merger reflects ReliaStar's high regard for Security-Connecticut and our enthusiasm for the potential for growth from each organization," said John
G. Turner, ReliaStar chairman and chief executive officer. "Each organization has products that will be attractive to the other's distribution channels, and, as ReliaStar increases its scope as a broad financial services company, we will now have additional access to customers through Security-Connecticut's top-notch network of life insurance brokerage general agencies. This merger continues our strategy to provide consumers access to personal financial planning advice and sound protection, accumulation and estate planning products through a variety of distribution channels."
     "ReliaStar and Security-Connecticut are a perfect complement to each other in both products and distribution," said Ronald D. Jarvis, Security-Connecticut chairman, president and chief executive officer. "Security-Connecticut has built a strong presence in the individual life insurance market, serving primarily high net worth individuals. ReliaStar's variable life and annuity products, in particular, will be extremely attractive in this market. In addition, Security-Connecticut has strong second-to-die universal life and term life products that complement ReliaStar's product portfolio.
     "I'm delighted that we were able to align ourselves with a company of ReliaStar's caliber," Jarvis said. "The benefits that Security-Connecticut will accrue through this partnership -- including broader product offerings, anticipated claims-paying ratings upgrades over time and increased operating efficiency -- will enable us to provide significant value to our distributors and customers."
     Jarvis will continue to serve as chief executive officer of Security-Connecticut Life Insurance Co., which will operate as a free-standing ReliaStar business unit headquartered in Avon, Conn. Jarvis will also become a member of the boards of directors of ReliaStar Life Insurance Co. and ReliaStar Bankers Security Life Insurance Co., two wholly owned subsidiaries of ReliaStar Financial Corp. Jarvis will report to John Flittie, ReliaStar president and chief operating officer.
     Turner, who will remain chairman and chief executive officer of ReliaStar Financial Corp., said that Jarvis will become part of the ReliaStar Management Committee, the senior management group responsible for setting company strategy.
     Both companies indicated their strong interest in the opportunities for growing sales through their respective distribution channels:

* ReliaStar's individual life and annuity channels currently include personal producing general agents (PPGAs) selling in all 50 states and a career force that focuses on the military market. Following the merger, these distribution systems will have access to Security-Connecticut's second-to-die universal life insurance and term life insurance products, which are very competitive tools for a variety of purposes, including estate planning. In addition, Security-Connecticut will introduce in 1997 an equity indexed annuity product followed by an equity indexed universal life product, products not currently available to ReliaStar distributors.

*    Security-Connecticut's distribution systems include:
     - Approximately 450 brokerage general agencies (wholesalers), which account for about 74 percent of life sales;
     -    PPGAs that account for 13 percent of life sales; and
     - A special markets channel that focuses on the sale of life insurance and annuities through national marketing organizations, financial institutions and the worksite. This channel accounts for 13 percent of life sales.

* The Security-Connecticut distribution network includes individuals already selling other companies' products in the tax-sheltered annuity (TSA) market. ReliaStar's Northern Life subsidiary, which is a leader in providing TSAs to the K-12 teacher market, can provide top-tier products, sales support and administrative services to these producers.

* The combination of the two companies provides a significant increase in scale for the combined individual life insurance businesses. Based on 1996 results, Security-Connecticut would add $253 million to ReliaStar's $503 million of statutory life insurance premiums, a 50 percent increase. Based on 1996 results, Security-Connecticut's sales of individual life insurance would add about 80 percent to ReliaStar's sales of individual life insurance (first-year annualized premiums).
     ReliaStar said that it expects the merger to be essentially non-dilutive to earnings per share in 1997, and accretive to earnings per share in 1998 and beyond, assuming the $100 million buyback of ReliaStar stock in 1997.
     The integration of operations following the merger will result in anticipated combined net pre-tax annualized expense reductions of at least $7 million. ReliaStar said it is essential that Security-Connecticut maintain its high standards of service to its distributors and customers from its Avon, Conn., location.
     "The real leverage in ReliaStar and Security-Connecticut coming together is the tremendous opportunity for cross-selling," said John H. Flittie, ReliaStar president and chief operating officer. "In addition, the potential for increased operating efficiency -- and the resulting expense reductions --further adds to the benefit of this transaction."
     Flittie added that over the last several years, ReliaStar has proven its ability to effectively cross-sell among its operations. In 1996, ReliaStar's cross-selling production exceeded $240 million or about 20 percent of total sales, up from $66 million in 1995.
     Security-Connecticut Corp. is a holding company for Security-Connecticut Life Insurance Co. and Lincoln Security Life Insurance Co., which specialize in life insurance and annuity products sold through a network of independent general agencies and more than 50,000 independent life insurance agents throughout the United States.
     ReliaStar Financial Corp. is a Minneapolis-based holding company that provides financial security through individual life insurance and annuities, employee benefits, reinsurance, retirement plans, mutual funds, residential mortgages and personal finance education. The company was founded in 1885.